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                                                                     Exhibit 5.1

[FirstMiss Gold Inc. Logo]



February 16, 1995



Board of Directors
FIRSTMISS GOLD INC.
Meadow Wood Corporate Centre
5190 Neil Road, Suite 310
Reno, Nevada  89502

Gentlemen:

This opinion is given in connection with the Registration Statement on Form S-8 (the "Registration Statement") which FIRSTMISS GOLD INC. (the "Company") is filing with the Securities and Exchange Commission to register $9,531.25 in principal amount of its 1994-A Series Convertible Subordinated Debentures (the "1994-A Series Debentures"), for sale to outside directors, 1,000 shares of its 1994-A Series Convertible Preferred Stock (the "1994-A Series Stock") issuable upon conversion of the 1994-A Series Debentures, and 1,000 shares (subject to certain adjustments) of its Common Stock (the "Common Stock") issuable upon conversion of the 1994-A Series Stock, all pursuant to the Company's Long-Term Incentive Plan (the "Plan").

As General Counsel of the Company, I am familiar with the Company's Articles of Incorporation and By-Laws; the Plan; the Registration Statement; the actions taken and resolutions passed by the Board of Directors relative to the 1994-A Series Debentures and the 1994-A Series Stock and the taking of certain other actions in connection with the offering and sale of the 1994-A Series Debentures, the 1994-A Series Stock and the Common Stock issuable pursuant to the Plan; the Indenture, dated as of November 3, 1994, between the Company and Deposit Guaranty National Bank, as Trustee, relating to the 1994-A Series Debentures; the form of 1994-A Series Debentures; the Debenture Options, and such other matters and documents deemed necessary for the purpose of rendering this opinion.

On the basis of the foregoing, I am of the opinion that:

         (1) the 1994-A Series Debentures have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, the Indenture and the Debenture Options, will be validly issued and binding obligations of the Company;
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         (2)     the shares of 1994-A Series Stock issuable upon conversion of the 1994-A Series Debentures will, when so issued in accordance with the Plan, the Indenture and the resolutions passed by the Company's Board of Directors, be legally issued, fully paid and non-assessable.

         (3) the shares of Common Stock issuable upon conversion of the 1994-A Series Stock, will, when so issued in accordance with the Plan, the Indenture and the resolutions passed by the Company's Board of Directors, be legally issued, fully paid and non-assessable.

         (4) all other shares of Common Stock issuable pursuant to stock options and other awards under the Plan will, when issued in accordance with the Plan, be legally issued, fully paid and non-assessable.

This opinion is subject to the following qualifications:

         (a) Rights and remedies set forth in the Indenture and the 1994-A Series Debentures are subject to applicable bankruptcy, insolvency, moratorium, reorganization and other laws now or hereafter in effect affecting the enforcement of creditors' rights generally, and

         (b) No opinion is expressed as to the availability of any remedy or remedies that may be sought with respect to the specific enforcement of any provision of the Indenture or the 1994-A Series Debentures.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me and to my opinion in the Registration Statement.

Very truly yours,

FIRSTMISS GOLD INC.

/s/ J. STEVE CHUSTZ

J. Steve Chustz
General Counsel